Exhibit 23.1



                      Consent of Independent Auditors


     We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement No. 333-36842 (Form S-3) and related Prospectus dated May 22, 2000 of Ashland Inc. and consolidated subsidiaries (Ashland), for the registration of 96,600 shares of its common stock, (i) of our report dated November 3, 1999, with respect to the consolidated financial statements and schedule of Ashland, and (ii) of our reports dated January 21, 2000 and March 14, 2000, with respect to the consolidated financial statements and schedule, respectively, of Arch Coal, Inc., included in Ashland's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended September 30, 1999, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
Cincinnati, Ohio
May 19, 2000